Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Pixelworks, Inc. and subsidiaries of our report dated March 8, 2023 relating to the consolidated financial statements, which appears in Pixelworks, Inc. Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Armanino LLP
San Ramon, California

September 12, 2024